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                     PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

                    SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

         This SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT, dated as of the 10th day of November, 2000 (the "Agreement"), is between the Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (the "Trust"), and Edward A. Glickman, an officer of the Trust (the "Executive").

                              W I T N E S S E T H:
                              -------------------

         WHEREAS, the Trust desires to provide additional retirement benefits for the Executive pursuant to an Employment Agreement dated as of November 10, 2000, entered into by the Trust and the Executive;

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

         1. Deemed Retirement Contributions. The Trust shall credit to a bookkeeping account (the "Retirement Account") maintained by the Trust a deemed contribution in the amount of $25,000 as of the first day of each fiscal year of the Trust (beginning with its 1999 fiscal year) that begins during the term of the Executive's employment under the Employment Agreement, as described in
Section 3.1 of the Employment Agreement.

         2. Interest. The deemed contributions described in Paragraph 1 above shall earn interest at the rate of 10 percent, compounded annually, through the date the Retirement Account is paid to the Executive or his beneficiary.

         3. Vesting. The Executive shall at all times be fully vested in the Retirement Account.

         4. Payment. The Retirement Account shall be paid to the Executive (or to his beneficiary in the event of his death before such payment) within 60 days after the termination of his employment with the Trust for any reason.

         5. Beneficiary. The Executive may designate in writing a beneficiary(ies) to receive the Retirement Account in the event of the Executive's death. Any such designation may include contingent or successive beneficiaries and need not designate individuals. The Executive may, at any time, change his designation of beneficiary by completing a new written designation, but a designation shall remain in effect until such new written designation is received by the Trust. If the Executive is married on the date of his death and has no properly designated, surviving beneficiary, the Executive's surviving spouse shall be his beneficiary. If no properly designated beneficiary survives the Executive and the Executive has no surviving spouse on the date of his death, the Executive's estate shall be his beneficiary.




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         6. Unfunded Obligation. The Retirement Account shall not be funded outside of the general assets of the Trust prior to its payment. The Executive (and his beneficiary) must look to the general assets of the Trust for the Trust's performance of its obligations under this Agreement.

         7. Rights Not Alienable. The right of the Executive (or his beneficiary) to the Retirement Account shall not be subject to attachment, execution, garnishment, any voluntary or involuntary alienation or assignment, or any other legal or equitable process.

         8. Effect on Other Agreements. This Agreement and the Employment Agreement constitute the entire agreement between the parties hereto with respect to the matters contemplated herein and supersede all prior agreements and understandings, whether written or oral, with respect thereto.

         9. Withholding. The Trust may withhold from any amounts to be paid to the Executive (or his beneficiary) such amounts as it determines are required to be withheld under the laws or regulations of any governmental authority.

         10. Claims Procedure. The procedure for the Executive (or his beneficiary) to present a claim under this Agreement and to appeal any denial thereof is as follows:

             (A) Filing of Claim and Notice of Denial. The Executive (or his beneficiary) (the "claimant") may file a written claim for a benefit under this Agreement with the Trust. In the event the benefit requested by the claimant is denied by the Trust, the claimant shall be given a written notice containing specific reasons for the denial. The written notice shall contain specific reference to the pertinent provisions of this Agreement on which the denial is based. In addition, it shall contain a description of additional material or information necessary (if any) for the claimant to perfect the claim and an explanation of why such material or information is necessary. Further, the notice shall provide appropriate information as to the steps to be taken if the claimant wishes to submit the denied claim for further review.

         The written notice shall be given to the claimant within 90 days after receipt of the claim by the Trust unless special circumstances require an extension of time for processing, in which case written notice of the extension shall be furnished to the claimant prior to the termination of the original 90-day period, and such notice shall indicate the special circumstances which make the postponement appropriate. In no event may the extension exceed a total of 180 days from the date of the original receipt of the claim.

             (B) Right of Review. In the event the Trust denies the claim, the claimant may make a written request for a full and fair review of the claim and its denial by the Trust. Such written request must be received by the Trust within 60 days after receipt by the claimant of written notice of the denial of the claim.








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             (C) Decision on Review. A decision shall be rendered by the Trust within 60 days after its receipt of the request for review. However, where special circumstances make a longer period for decision necessary or appropriate, the decision of the Trust may be postponed on written notice to the claimant (prior to the expiration of the initial 60-day period) for an additional 60 days. In no event shall the decision of the Trust be rendered more than 120 days after the receipt of the request for review. Any adverse decision by the Trust shall set forth the specific reason or reasons for the denial and the specific provisions of this Agreement on which the decision is based.

             (D) Deemed Denial. If a decision on a claim is not rendered within the time period prescribed in subparagraph (A) or (C) above, the claim shall be deemed denied.

         11. Governing Law. The rights of the parties hereunder shall be governed by Pennsylvania law (without reference to the principles of conflict of laws), to the extent such law is not superseded by Federal law.

         12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, the successors and assigns of the Trust, and the heirs, executors, and personal representatives of the respective estates of the Executive and his beneficiary.

         IN WITNESS WHEREOF, the parties hereto have set their respective hands the day and year first above written.


                                        PENNSYLVANIA REAL ESTATE
                                        INVESTMENT TRUST

                                        By: /s/ Ronald Rubin
                                           ------------------------------------
                                           Ronald Rubin, Chief Executive Officer



                                        EXECUTIVE


                                        /s/ Edward A. Glickman
                                        ----------------------------------------
                                        Edward A. Glickman









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